Exhibit 99.1

Editorial Contacts:

Joyce Smaragdis

Tessera Public Relations

1-510-338-0377

jsmaragdis@tessera.com

TESSERA ANNOUNCES TECHNOLOGY LICENSING AGREEMENT WITH OKI

Oki is the Tenth Japanese Semiconductor Company to Become a Tessera Licensee

San Jose, Calif. - January 26, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading technology developer and services provider for semiconductor chip-scale and multi-chip packages (CSPs and MCPs), today announced that Oki Electric Industry Co., Ltd. (TSE:6703) and Tessera have signed a new licensing agreement. Under this agreement, Oki has licensed Tessera’s semiconductor packaging technology for use by Oki and their subcontract assemblers in semiconductor devices such as micro controllers and ASICs, which are incorporated into a wide range of wireless communications and consumer electronic products.

“We are proud to have Oki Electric join Tessera’s family of licensees,” said Kirk Flatow, Tessera’s senior vice president, marketing and sales. “Oki is a distinguished innovator, and we are delighted that Oki has selected our packaging technology for use in their product line. This agreement represents a milestone for Tessera in Japan, as Oki is the tenth Japanese semiconductor company to become a Tessera customer,” added Flatow.

The addition of Oki to Tessera’s customer base reflects Tessera’s ongoing strategy of licensing packaging technology to a wide range of semiconductor companies. The technology available to Oki under this license covers a broad range of chip-scale and multi-chip package types, including integrated circuit devices packaged in “face-down,” “face-up,” “fold-over,” “stacked,” and “system-in-package” (SiP) formats, utilizing many different types of materials, including packages using either tape and laminate substrates. These package types are marketed by Tessera as MicroBGA® for face-down orientations, MicroBGA-F for face-up orientations, and MicroZ™ for multi-chip solutions. Tessera’s intellectual property is utilized in many forms of advanced packaging, covering an extensive range of materials and assembly processes.

About Tessera, Inc.

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Forward Looking Statements

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including Tessera’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission September 4, 2003, as amended, include more information about factors that could affect the company’s financial results.

Note: Tessera, MicroBGA, Compliant Chip and the Tessera logo are registered trademarks and MicroZ is a trademark of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.